Exhibit 3.37(b)

FIRST AMENDMENT TO THE
OPERATING AGREEMENT OF
LGI HOMES – SC, LLC

Pursuant to Section 10.7 of the Operating Agreement of LGI HOMES - SC, LLC, a South Carolina limited liability company (the “Company”), effective as of September 12, 2014 (the “Original Agreement”), the undersigned, being the sole Member of the Company, hereby amends the Original Agreement as follows;

1.	Amendments to Section 3.

a.	Section 3.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

3.1
“Management. The Company has been organized as a manager-managed limited liability company. Except as otherwise expressly provided in this Agreement, the Articles of Organization or the Act, all decisions with respect to the management of the business and affairs of the Company shall be made by the Manager or the officers of the Company in accordance with Section 3.2 of this Agreement. Without limiting the foregoing, the Manager is authorized to make all decisions and take all actions on behalf the Company including, without limitation, execution of contracts, agreements, affidavits, certificates and other documents necessary or advisable in connection with the Company’s activities. The Manager may be removed at any time, with or without cause, by affirmative vote of the Member. LGI Homes Group, LLC, a Texas limited liability company, is the Manager of the Company.”

b.	The second sentence in Section 3.2 of the Original Agreement, as well as Sections 3.2(a), (b), (c) and (d) of the Original Agreement, are hereby deleted in their entirety.

2.	Remaining Provisions Unchanged. Except as amended by this First Amendment, all terms and provisions of the Original Agreement shall remain in full force and effect.

3.	Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Original Agreement.

4.
Governing Law. This First Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of South Carolina without regard to principals of conflicts of laws.

5.
Severability. If any provision of this First Amendment or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of the Original Agreement, as amended by this First Amendment, shall not be affected and shall be enforceable to the fullest extent permitted by applicable law.

DATED AND EFFECTIVE as of this 3 day of June, 2016.

SOLE MEMBER:

LGI HOMES GROUP, LLC

By:	/s/ Eric T. Lipar
Eric T. Lipar, Manager

[First Amendment to the Operating Agreement of
LGI Homes - SC, LLC]